EXHIBIT 99.1


FOR  IMMEDIATE  RELEASE
-----------------------




                   ECHO 1-FOR-4 REVERSE SPLIT OF COMMON STOCK
                             APPROVED BY SHAREHOLDERS



AGOURA HILLS CALIF., SEPTEMBER 7, 2001 - Electronic Clearing House, Inc. ("ECHO") (NASDAQ:ECHOC), a leading provider of electronic payment systems, today announced that its shareholders have approved a one-for-four reverse split of the Company's common stock at a special shareholders' meeting held on September 7, 2001.

The reverse split will affect shareholders of record at the close of business on Monday, September 10, 2001, and the Company's common stock will begin trading on a post-split basis at the open of business on Tuesday, September 11, 2001. The letter "D" will be appended to ECHO's trading symbol for 20 trading days so the trading community is aware of the reverse split. The reverse split will reduce the number of shares presently outstanding from 21.6 million to approximately
5.4  million  shares.

The action is being taken in response to a January 5, 2001 notification to the Company from the Nasdaq Stock Market that ECHO did not meet the $1.00 minimum closing bid price requirement for continued listing on the Nasdaq SmallCap market.

In July, Nasdaq granted the Company continued listing subject to ECHO meeting the following conditions: 1) on or before August 3, 2001, the Company was required to file a proxy statement with the Securities and Exchange Commission and Nasdaq, evidencing its intent to seek shareholder approval for a reverse stock split; and 2) on or before September 17, 2001, the Company is required to demonstrate a closing bid price of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

The Company believes that the reverse split will resolve the bid price deficiency; however, there can be no guarantee that it will do so.

"We are pleased that the Company's shareholders have approved this reverse stock split," said Joel M. Barry, Chairman and CEO of ECHO. "Given the Company's strong sales growth and opportunity to rapidly expand our check-related services, we believe this step positions ECHO to maintain our Nasdaq SmallCap listing and create shareholder value in the future."

Notification to registered shareholders regarding the exchange of stock certificates will be forthcoming.

ABOUT  ECHO:
Electronic Clearing House, Inc. provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, check collection, and inventory tracking. Customers include over 60,000 retail merchants and U-Haul dealers across the nation.


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Safe  Harbor  Statement  Under  the  Private Securities Litigation Reform Act of
1995: Any statements set forth above that are not historical facts re forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the requirement to maintain a $1.00 per share minimum bid price, fluctuations in demand for the Company's products and services, the introduction of new products and services, the Company's ability to maintain customer and strategic business relationships, technological advancements, impact of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Investor  Contacts:
-------------------
Donna Rehman, Corporate Secretary           Crocker Coulson, Partner
Electronic Clearing House, Inc.             Coffin Communications Group
818-706-8999,  ext.  3033                   818-789-0100
Agoura  Hills,  Calif.                      E-MAIL: Crocker.coulson@coffincg.com
E-MAIL: corp@ECHO-inc.com                           ----------------------------
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URL:http://www.ECHO-inc.com
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